INTERGRAPH					       NEWS RELEASE

For Immediate Release                    Contact:  Eugene H. Wrobel
                                       Vice President and Treasurer
                                                     (256) 730-2118

           Intergraph Reports First Quarter 2003 Results

HUNTSVILLE, Ala., April 30, 2003 - Intergraph Corporation
<Nasdaq:INGR> today reported operating results for its first quarter ended March 31, 2003.
     For the quarter, Intergraph reported operating income of $4.2 million and net income of $8.1 million on revenue of $120.6 million. Net income was $.17 per share (diluted).

 ___________________________________________________________________
|(In millions)          Q1 2003    Q4 2002    Q1 2002    Q2 2003    |
|                                                       forecast    |
|___________________________________________________________________|
|Revenue                $120.6     $122.0     $123.1     $125.8     |
|-------------------------------------------------------------------|
|Income from            $  4.2     $  5.3     $  5.1     $  3.3     |
|operations,excluding                                               |
|restructuring costs                                                |
|-------------------------------------------------------------------|
|Income from            $  4.2     $  3.2     $  5.1     $  3.3     |
|operations,including                                               |
|restructuring costs                                                |
|-------------------------------------------------------------------|
|Net income             $  8.1*    $ 90.1*    $  4.4                |
|*includes intellectual                                             |
|property income                                                    |
|___________________________________________________________________|

     In comparison to Q4 2002, revenue decreased slightly and income from operations after restructuring charges increased by approximately $1 million. The increase in operating income was primarily due to lower operating expenses, offset by slightly lower gross margins.
     In comparison to Q1 2002, revenue decreased 2%, and income from operations decreased approximately $0.9 million. The decrease in operating income was due to higher sales and marketing expenses, offset by slightly higher gross margins.
     Gross margins were 47% for the quarter and are expected to remain in the 45% - 49% range for Q2 2003.
     Operating Expenses of $52.4 million for Q1 2003 were $3.7 million lower than Q4 2002 operating expenses, primarily due to higher bad debt expense and restructuring costs of $2.1 million in the fourth quarter of last year. To provide consistency of reported results, all income and expenses associated with the Intellectual Property division, including legal expenses, will now be classified and reported in the other income section of the income statement. Prior-period amounts have been reclassified to conform to the current-period presentation.
     Operating expenses for the current quarter were $1.6 million higher than Q1 2002, due primarily to higher sales and marketing expenses in the PPO business segment.
     Total Other Income for the quarter was $8.4 million, which is primarily composed of $5.3 million net intellectual property income, $1.9 million interest income earned on short-term investments, and a $1.2 million gain on sale of assets. The $5.3 million net intellectual property income represents the $10 million balancing payment per the January 30, 2003 cross-licensing agreement with IBM, less legal fees and expenses associated with protecting and licensing the Company's intellectual property.
     Income Tax Expense was $4.6 million for the quarter. The effective tax rate was approximately 36% for Q1 2003 and will fluctuate from quarter to quarter, depending on the countries in which taxable income is earned.
     The Balance Sheet continues to reflect a strong financial position. Cash and short-term investments decreased from $506 million at the end of the fourth quarter to $475.4 million at March 31, 2003, due primarily to a $35 million payment in March for 2002 income taxes and $4.6 million in stock repurchases.

Business Outlook
----------------
     Information contained in this news release (including this Business Outlook) includes statements that are forward-looking as defined in Section 21E of the Securities Exchange Act of 1934. Readers are cautioned against placing undue reliance on any forward-looking statements. Please refer to the "Cautionary Note Regarding Forward-Looking Statements" at the end of this news release.

     Commenting on the results, Intergraph Chairman and CEO Jim Taylor said, "The industries which we serve continue to look to the future for signs of improvement. The quick resolution of the war in Iraq has generated optimism for an upturn in the general economy. However, each day seems to present additional new areas of concern for the global business environment. The SARS problem could affect our business. We have almost eliminated travel into and out of many parts of Asia and in some countries have employees working from their homes. If the SARS problem persists, these restrictions could result in delays in projects underway and could impact our revenues and profits in the region.
     Most of our businesses are seeing some signs of improvement but the signs are weak and global political events continue to produce uncertainties. We have continued to be profitable during these uncertain times and believe in the strength of our refocused company. However, we must remain cautious, and we will only provide forecasts for the next quarter until we can see a positive change in the IT sector of the economy."

Capitalization
--------------
     The Company's board of directors has authorized an increase in the funding for the stock repurchase program from $175 million to $250 million. The board also extended the termination date for the program from December 31, 2004 to December 31, 2005 and approved privately negotiated transactions in addition to open market purchases of the Company's stock.
     Chairman Taylor commented, "I am pleased that our board has expanded and extended our stock repurchase program. I believe this demonstrates our commitment to return value to our long-term shareholders. We believe it is premature to take more aggressive measures in light of all the surrounding circumstances, including possible changes in the federal tax treatment of dividends."
     The Company repurchased 260,000 shares of its common stock in Q1 2003 and has repurchased approximately 5.2 million shares since the program was initiated in late 2001. Total expenditures under the program through March 31, 2003 have been $90.1 million.

Review of Intergraph's Core Businesses
--------------------------------------
     Intergraph consists of four core business segments and a corporate oversight function. The core business units are managed as separate businesses. The Company believes that providing the following level of detail about each business unit will help investors make informed decisions.

Process, Power & Offshore (PPO)
-------------------------------
 ______________________________________________
|(In millions)   Q1      Q4     Q1    Q2 2003  |
|               2003    2002   2002   forecast |
|______________________________________________|
|Revenue       $30.5   $31.5  $29.2    $31.0   |
|----------------------------------------------|
|Income from   $ 4.2   $ 4.0  $ 4.2    $ 3.0   |
|operations                                    |
|______________________________________________|

     In the first quarter of 2003, Process, Power & Offshore revenue totaled $30.5 million, an increase of 4% compared to the first quarter of last year. Operating income was $4.2 million, which was flat compared to the same quarter last year, but slightly higher than in Q4 2002. The higher operating income in Q1 2003, as compared to Q4 2002, was due to slightly lower operating expenses, offset by slightly lower gross margins.
     First quarter revenues remained strong in oil and gas (both on-and offshore) and in the pharmaceutical sector. The power generation segment and the chemical industry segment remained weak.
     Revenues were up more than 25% in the Asia Pacific region compared to first quarter last year. The revenues in the European region were up significantly in the first quarter compared to the same quarter a year ago while the Americas region reported slightly lower revenues. For 2003, the Asia Pacific area is projected to be the strongest growth region. The sensitivity in this region is the unknown effect of the SARS virus in China and South East Asia. We also see some potential growth in the Middle East due to possible infrastructure rebuilding contracts and added stability in that region.
    Process, Power & Offshore continues to see indications of a global slowdown in its markets that is constraining revenue growth. Typically, plant design activity follows global economic trends with an approximate two-year lag due to the financial magnitude and duration of new capital projects. In 2003, Process, Power &
Offshore will release several new software products, including SmartPlantr 3D for plant design and IntelliShipT for commercial ship design and construction. Initial market penetration will require substantial investments in sales/marketing and R&D, which will reduce expected operating income for 2003 compared to 2002.
The decision to enter the shipbuilding industry was announced in 2002.

Intergraph Public Safety (IPS)
------------------------------
 ______________________________________________________
|(In millions)   Q1     Q4      Q1     Q2 2003  Backlog|
|  		2003   2002    2002    forecast        |
|______________________________________________________|
|                                                      |
|Revenue       $16.5  $13.4   $13.9     $16.0   $37.2  |
|------------------------------------------------------|
|Income from   $ 3.5  $ 2.5   $ 3.0     $ 2.5          |
|operations                                            |
|______________________________________________________|


For Q1 2003, Intergraph Public Safety is reporting revenue of $16.5 million and operating income of $3.5 million, substantially above levels reported in Q4 2002. The higher revenue and income from operations are a result of more revenue and margin from projects that were won in late 2002 in Europe and the Americas. In comparison to the first quarter of 2002, revenue increased 19% and income from operations increased 17% due to the new projects mentioned above and higher maintenance revenue as a result of a larger installed base. These increases more than offset the loss of revenue and income from a large services contract in Australia that ended in Q3 2002.
     In Q1 2003, IPS signed notable contracts with Winnipeg, Canada and San Jose, California. The contract with Winnipeg means that more than half of the 10 largest Canadian cities, and more than one-third of the Canadian population will be serviced by IPS solutions. The San Jose selection was the result of a two-year exhaustive evaluation of contemporary CAD vendors, which included benchmark testing to ensure the system worked in a real-world environment. Also in Q1, the City of Irvine, California was IPS's first customer to go live with the Microsoft SQL Server version of the IPS Computer-Aided Dispatch (CAD) solution.
     Several significant new awards are expected to be converted into contracts in Q2 2003.

Intergraph Solutions Group (ISG)
--------------------------------

 ___________________________________________________________
|(In millions)  Q1 2003   Q4 2002  Q1 2002  Q2 2003  Backlog|
|	                                    forecast        |
|___________________________________________________________|
|Revenue         $27.5     $26.5    $35.9    $29.3    $59.6 |
|-----------------------------------------------------------|
|Income from                                                |
|operations      $ 1.1     $ 1.3    $ 2.6    $ 1.5          |
|___________________________________________________________|

     For Q1 2003, ISG is reporting a 4% increase in revenue compared to Q4 2002, and a 14% decrease in operating income. The increase in revenue was due primarily to increased sales of the Company's ruggedized workstations and other computer systems to the
U. S. Navy, which offset ongoing declines in the hardware maintenance business. The decrease in operating income was due primarily to lower margins in the legacy hardware maintenance business.
     In comparison to Q1 2002, total revenue decreased 23% and operating income decreased 56%. These declines are the result of the adverse business climate we continue to encounter. Our core services business has been hampered by broad-based delays in government funding in the federal and state government sectors. Several federal information technology (IT) programs have been delayed for a variety of reasons, most prominently the war in Iraq. Delays in DOD programs negatively impacted orders and backlog in Q1 2003 by $15 million. These orders have been received since the end of the first quarter, and will be reflected in future results. We anticipate revenue for federal programs to increase slightly in Q2.
     The continued shortfall in state government budgets is impacting most non-mission critical IT programs of state governments. Most programs have been delayed or put on hold. We do not expect the state budget shortfalls to end this year and we have adjusted our expectations accordingly within the state government IT market.
     In the commercial sector, economic conditions continue to constrain industry spending. IT spending that can be delayed without dramatically affecting ongoing operations is being postponed.

Intergraph Mapping and Geospatial Solutions (IMGS)
--------------------------------------------------
 ______________________________________________________
|(In millions)   Q1      Q4      Q1   Q2 2003  Backlog |
|               2003    2002    2002  forecast         |
|______________________________________________________|
|                                                      |
|Revenue        $46.8   $52.4   $46.3  $48.5    $67.0  |
|------------------------------------------------------|
|Income from                                           |
|operations     $ 0.2   $ 1.0   $ 0.0  $ 1.0           |
|______________________________________________________|

For Q1 2003, IMGS is reporting $46.8 million in revenues with $0.2 million in operating income. This compares to prior quarter results of $52.4 million in revenue with $1.0 million in operating income. The decline in revenue was in part expected due to historically lower spending in both government and commercial sectors in the first quarter as compared to the fourth quarter. Q1 2003 revenue was also negatively impacted by purchasing delays in the Z/I Imaging business and the final acceptance of key Utilities and Communications (U&C) projects. Both of these areas are expected to regain momentum in the second quarter with the release of the Digital Modular Camera (DMC) for production by Z/I Imaging and the final acceptance of the delayed U&C projects.
     The synergies gained in combining the U&C and Mapping & GIS businesses enabled IMGS to reduce operating expenses and remain marginally profitable despite the revenue shortfall in the quarter. When comparing Q1 2003 to Q1 2002, operating results are basically flat with a small increase of $0.5 million in revenue and a corresponding $0.2 million increase in operating income.
     During the quarter, IMGS continued to refine its business focus in line with long-term objectives by completing two business transactions. The first transaction was the sale of the aeronautical intellectual property assets to Ingegneria Dei Sistemi S.p.a. (IDS) in Rome, Italy for $1.2 million (http://www.intergraph.com/gis/newsroom/pressrelease.asp?id=112).
 --------------------------------------------------------------
IMGS and IDS have had a long successful history of working together to provide aeronautical mapping and charting solutions which combined the legacy mapping and charting IMGS (IACS) products and the IDS flight planning (FPDAM) product. The combination of these products into one organization was a logical progression for this solution and aligned the business objectives of both IDS and IMGS to better serve and focus on their primary industries and customers. The second business transaction completed in the first quarter of 2003 was the acquisition of Terra Map Server GmbH of Dortmund, Germany
(http://www.intergraph.com/gis/newsroom/pressrelease.asp?id=123).
 --------------------------------------------------------------
Terra Map Server is a leading German provider of hosted geospatial solutions serving as a central geo-data and application services portal with more than five terabytes of online data. The transaction was primarily based on the transfer of the business operations and customer base to Intergraph in order to provide the necessary focus on GIS data and application hosting needed to achieve its potential. As an example of the synergies that the Intergraph / Terra Map Server relationship creates, IMGS will use the Terra Map Server capabilities to host the GIS data and applications that will be implemented to support the World Soccer Championship in 2006. Although the investment made by Intergraph to transfer this business was not substantial, IMGS views this capability as a key enabler in growing our business in Central Europe.
     Ending backlog increased by $1.6 million in the first quarter to $67.0 million.

Corporate Holding Company
-------------------------

        ____________________________________________________
       |(In              Q1 2003  Q4 2002  Q1 2002  Q2 2003 |
       |millions)                                   forecast|
       |____________________________________________________|
       |Revenue           $ 3.5    $ 2.9    $ 2.5    $ 4.2  |
       |----------------------------------------------------|
       |Income (loss)                                       |
       |from operations   $(4.7)   $(3.4)   $(4.7)   $(4.7) |
       |____________________________________________________|

The corporate holding company reports revenue and costs that are not the result of providing direct services to the vertical businesses. These charges include:
     o Costs that are directly the result of Intergraph being a publicly held company.
     o Oversight costs associated with the offices of CEO, CFO, Treasurer, General Counsel, and corporate oversight costs in Europe and Asia. These costs would likely not be incurred by the core businesses if they were truly separate and independent companies.
     o Residual effects of exiting the hardware business, including management of warranty reserves and management of a repair depot.
     o Revenue and expenses associated with the rental and management of excess facilities on the Huntsville campus.

Intellectual Property (IP)
--------------------------

     The Intellectual Property division is responsible for protecting the Company's intellectual property. To provide consistency of reported results, all income and expenses associated with the Intellectual Property division, including legal expenses, will now be classified and reported in the other income section of the income statement. The Company has intellectual property that is utilized in a variety of industries, including computers, consumer electronics, telecommunications, and electronics design.
     The IP division's charter includes the responsibility to maximize value and protect the Company's IP portfolio by using both licensing and litigation options. The Company is actively engaged in licensing discussions with several companies and in recent months has initiated two additional patent lawsuits.
     Intel Litigation: On July 29, 2001, the Company filed a patent infringement case against Intel Corporation in the U.S. District Court for the Eastern District of Texas. The Texas case pertained to the Company's PIC patents and went to trial on July 2, 2002. On October 10, the judge ruled that the PIC patents were valid, enforceable, and infringed by Intel's Itanium and Itanium 2 products. Based upon the trial court's decision and the parties' prior settlement agreement, Intel paid $150 million to the Company in November 2002. Intel has appealed this ruling. Regardless of the outcome on appeal, the Company will retain the $150 million received for the trial court decision. Intel will be required to pay an additional $100 million in damages if the trial court's decision is affirmed on appeal. The appeal is expected to take between 10 to 12 months from the filing of Intel's notice of appeal on November 21, 2002.
     OEM Litigation: On December 16, 2002, the Company filed a patent infringement action against Dell, Gateway and Hewlett-Packard/Compaq in the U.S. District Court for the Eastern District of Texas. The Company's complaint alleges that products from the three computer vendors infringe U.S. Patent Numbers 4,899,275 and 4,933,835 and 5,091,846. These computer system-level patents relate to memory management technology. The OEM action seeks an unspecified amount of damages for past infringement, plus a statutory patent injunction. The Company delayed serving the defendants with the lawsuit and engaged each defendant in licensing discussions. These licensing discussions were not successful and the defendants were served on April 1. The trial judge has not yet set a scheduling conference or trial schedule. The Company cannot speculate as to the setting of a trial schedule but will post the schedule to our Web site when it is received.
     Texas Instruments Litigation: On January 30, 2003, the Company filed a patent infringement action against Texas InstrumentsT (TI) in the U.S. District Court for the Eastern District of Texas. This action is directed at the TI family of Digital Signal Processors
(DSP) marketed under the name TMS320C6000T. These devices are used as high-performance embedded controllers in consumer products. Their applications include audio and video encoders and decoders, broadband solutions, optical networking, telephony, voice processing, and wireless communications. Visit the TI web site (www.ti.com) for more specific information on the family of products
 ----------
and their applications. A review of publicly available documents for the TMS320C6000 product family has confirmed that the processors employ the same parallel instruction computing technology described by the Company's PIC patents. These same patents have already been found to be valid and enforceable by the U.S. District Court for the Eastern District of Texas and were also licensed by Fujitsu in September 2002. TI was served on March 3, 2003, and the Company received TI's response on March 24, 2003. As a result, the parties are now waiting for the judge to set a scheduling conference, and/or set a trial schedule.

Conference Call and Webcast
---------------------------
     Intergraph will provide an online, real-time Webcast and rebroadcast of the first quarter conference call to be held April 30, 2003, at 11:00 a.m. Eastern. The live broadcast will be available online at www.intergraph.com/investors beginning at 11:00 a.m. Eastern. (Listeners should sign on at this Web page a few minutes before the broadcast begins.) The replay will be available shortly after the conference call ends and will remain online for one year. In addition, the replay can be heard by telephone any time before the close of business May 30, 2003. Call 1-800-597-8364 and refer to reservation #3636806.

__________________________________________________________________
                  Intergraph Corporation
              Consolidated Balance Sheets (Unaudited)
__________________________________________________________________
                                          March 31, December 31,
                                             2003        2002
__________________________________________________________________
 (in thousands)
 Assets
  Cash and short-term investments           $475,388   $506,024
  Accounts receivable, net                   149,965    152,187
  Inventories, net                            18,270     19,397
  Other current assets                        44,139     39,795
                                            --------   --------
    Total current assets                     687,762    717,403

  Investments in affiliates                   19,152     20,700
  Capitalized software development costs,
   net                                        30,764     29,830
 Other assets, net                            16,822     16,889
 Property, plant, and equipment, net          50,891     50,818
                                            --------   --------
      Total Assets                          $805,391   $835,640

 Liabilities and Shareholders' Equity
  Trade accounts payable                     $16,694    $17,850
  Accrued compensation                        30,384     31,541
  Other accrued expenses                      33,886     35,730
  Billings in excess of sales                 45,938     43,908
  Income taxes payable                        35,685     67,477
  Short-term debt and current
   maturities of long-term debt                  ---        169
                                            --------   --------
    Total current liabilities                162,587    196,675
  Deferred income taxes and other
   noncurrent liabilities                     16,908     17,255
     Total shareholders' equity              625,896    621,710
                                            --------   --------
      Total Liabilities and Shareholders'
       Equity                               $805,391   $835,640
                                            ========   ========
___________________________________________________________________



___________________________________________________________________
                      Intergraph Corporation
         Consolidated Statements of Operations (Unaudited)
___________________________________________________________________
                                            Three Months Ended
                                                 March 31,
                                              2003       2002
___________________________________________________________________
 (in thousands, except per share amounts)
 Revenues
  Systems                                  $ 70,406      $ 70,894
  Maintenance                                30,057        28,162
  Services                                   20,090        24,040
                                           --------      --------
   Total revenues                           120,553       123,096
                                           --------      --------
 Cost of Revenues
  Systems                                    36,460        36,497
  Maintenance                                12,296        14,216
  Services                                   15,196        16,563
                                           --------      --------
   Total cost of revenues                    63,952        67,276
                                           --------      --------
    Gross profit                             56,601        55,820

 Product development expenses                11,872        12,266
 Sales and marketing expenses                24,677        22,577
 General and administrative expenses         15,817        15,904
                                           --------      --------
    Income from operations                    4,235         5,073

 Intellectual property income (expense), net  5,330        (3,154)
 Gains on sales of assets                     1,220         1,530
 Interest income                              1,923           996
 Other income (expense), net                    (43)          645
                                           --------      --------
  Total other income                          8,430            17
                                           --------      --------
    Income before income taxes and
     minority interest                       12,665         5,090
 Income tax expense                          (4,550)         (650)
                                           --------      --------
    Income before minority interest           8,115         4,440
 Minority interest in earnings of
 consolidated subsidiaries                     ---            (62)
                                           --------      --------
    Net income                             $  8,115      $  4,378
                                           ========      ========

 Earnings per share:
 Basic                                     $   0.18      $   0.09
 Diluted                                   $   0.17      $   0.08

 Weighted average shares outstanding:
 Basic                                       46,200        49,954
 Diluted                                     48,408        52,503

 Systems orders                            $ 87,000      $ 66,300
 Services orders                           $ 17,200      $ 21,600
___________________________________________________________________


___________________________________________________________________
                      Intergraph Corporation
               Business Unit Information (Unaudited)
___________________________________________________________________
                                            Three Months Ended
                                              March 31, 2003
                                           ----------------------
                                            Total     Operating
                                           Revenue  Income (Loss)
___________________________________________________________________
 (in thousands)

 PPO                                       $ 30,512         $ 4,169
 IPS                                         16,524           3,469
 ISG                                         27,477           1,136
 IMGS                                        46,763             186
 Corporate                                    3,469          (4,725)
 Eliminations                                (4,192)              0
                                           ---------        --------
  Total Company                            $120,553         $ 4,235
                                           =========        ========



Cautionary note regarding forward-looking statements
This news release (including, but not limited to, the Business Outlook) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, projected results, including revenue and operating income levels, market conditions and their anticipated impact on the Company and its vertical business segments, expectations regarding future results and cash flows, information regarding the development, timing of introduction, and performance of new products, and expectations regarding the Company's various ongoing litigation proceedings. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, worldwide economic conditions, increased competition, rapid technological change, unanticipated changes in customer requirements, uncertainties with respect to the Company's installed customer base for discontinued hardware products, inability to protect the Company's intellectual property rights, inability to access the technology necessary to compete in the markets served, inability to complete certain sales and lease transactions as planned, risks associated with doing business internationally, risks associated with various ongoing litigation proceedings, and other risks detailed in our annual and quarterly filings with the Securities and Exchange Commission.

Intergraph Background Information
Intergraph Corporation <Nasdaq: INGR> is a worldwide provider of end-to-end technical solutions and systems integration. Intergraph's vertically focused business units develop, market and support software and services for local and national governments and for global industries, including public safety; process, power and offshore; and mapping/GIS, utilities, communications and earth imaging. In addition, Intergraph's intellectual property division manages the Company's portfolio of intellectual property, including patents, copyrights, and trademarks. Intergraph is headquartered in Huntsville, Ala., with offices worldwide. More information can be found at www.intergraph.com.
         ------------------
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